EXHIBIT INDEX

(k)       Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(n)(1) Consent of Independent Auditors for VUL IV-NY/VUL IV ES-NY dated November 23, 2004.

(n)(2)    Consent of Independent Auditors for VUL III-NY dated November 23,
          2004.